Exhibit 8.1

January 27, 2006

MBNA America Bank,

  National Association

1100 North King Street

Wilmington, Delaware 19884

Re:	MBNA America Bank, National Association
MBNA Master Credit Card Trust II
MBNA Credit Card Master Note Trust
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for MBNA America Bank, National Association, a national banking association (the “Bank”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”), which has been filed on January 27, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of the MBNA Credit Card Master Note Trust (the “Trust”) and for the registration under the Act of the Series 2001-D certificate (the “Collateral Certificate”) representing an obligation of MBNA Master Credit Card Trust II (the “Master Trust”). Each Series of Notes will be issued pursuant to an Indenture (the “Master Indenture”), as supplemented by an Indenture Supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the Master Indenture, the “Indenture”), in each case between the Trust and The Bank of New York, as Indenture Trustee. The Collateral Certificate has been issued pursuant to the Pooling and Servicing Agreement between the Bank, as Seller and Servicer, and The Bank of New York, as trustee of the Master Trust (the “Trustee”), dated as of August 4, 1994, and a supplement thereto between the Bank and the Trustee.

We hereby confirm that the statements set forth in the prospectus (the “Prospectus”) relating to the Notes forming a part of the Registration Statement under the headings “Prospectus Summary – Tax Status” and “Federal Income Tax Consequences,” which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein. As more fully described in the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

MBNA America Bank, National Association

January 27, 2006

This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to particular Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Notes with numerous different characteristics, the particular characteristics of such Notes must be considered in determining the applicability of this opinion to particular Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions “Legal Matters,” “Prospectus Summary – Tax Status” and “Federal Income Tax Consequences,” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP